Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of August 3, 2009 (this “Amendment No. 1”), to the Rights Agreement (the “Rights Agreement”), dated as of May 18, 2009, between THE PEPSI BOTTLING GROUP, INC., a Delaware corporation (the “Company”), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”). Capitalized terms used in this Amendment No. 1 but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

WHEREAS, the Company, PepsiCo, Inc., a North Carolina corporation (“PepsiCo”) and Pepsi-Cola Metropolitan Bottling Company, Inc., a New Jersey corporation wholly owned by PepsiCo, have proposed to enter into an Agreement and Plan of Merger to be dated the date hereof (the “Merger Agreement”);

WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement to render the Rights inapplicable to the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement;

WHEREAS, the Company deems this Amendment to be advisable and in the best interests of the holders of the Rights (including, prior to the Distribution Date, registered holders of the Common Shares and the Class B Common Shares) and at a duly convened meeting the Company’s Board of Directors has duly approved this Amendment;

WHEREAS, pursuant to Section 26 of the Rights Agreement, at any time prior to the time any Person becomes an Acquiring Person, and subject to certain exceptions set forth therein (and the discretion of the Rights Agent in the case of amendments or supplements affecting the Agent’s own rights, duties, obligations or immunities under the Rights Agreement), the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Rights Agreement in any manner which the Company may deem necessary or desirable (including the date on which the Expiration Date shall occur) without the approval of any holder of the Rights;

WHEREAS, no Person has become an Acquiring Person as of the date hereof;

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by the Vice President, Associate General Counsel and Assistant Secretary of the Company certifying that Amendment No. 1 complies with Section 26;

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.	Section 1 of the Rights Agreement is hereby amended by adding the following terms in the appropriate alphabetical order:

“Effective Time”  shall have the meaning ascribed to such term in the Merger Agreement.

“Exempted Transaction”  shall have the meaning set forth in the definition of Acquiring Person, as amended herein.

“Merger” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of August 3, 2009 by and among the Company, PepsiCo, Inc. and Merger Subsidiary.

“Merger Subsidiary” shall mean Pepsi-Cola Metropolitan Bottling Company, Inc, a New Jersey corporation wholly owned by PepsiCo.

“Parent Group”  shall have the meaning set forth in the definition of Acquiring Person, as amended herein.

2.	The definition of “Acquiring Person”, as set forth in Section 1 of the Rights Agreement is hereby amended by inserting the following at the end of such definition:

“Notwithstanding anything to the contrary set forth in this definition or in this Agreement, neither PepsiCo, Inc., Merger Subsidiary nor any Subsidiary (as such term is defined in the Merger Agreement) of PepsiCo, Inc. (collectively, the ‘Parent Group’) shall be, or shall be deemed to be, an Acquiring Person, either individually or collectively, solely by virtue of (A) the approval, execution, delivery or amendment of the Merger Agreement; (B) the public announcement of the Merger Agreement or the Merger; (C) the consummation of the Merger; or (D) the consummation of the other transactions contemplated by the Merger Agreement.  Each event described in clauses (A), (B), (C) and (D) above is referred to herein as an ‘Exempted Transaction.’”

3.
The definitions of “Beneficial Owner”, “beneficially own” and “Beneficial Ownership” set forth in Section 1 of the Rights Agreement are hereby amended by inserting the following at the end of such definitions:

“Notwithstanding anything to the contrary set forth in this definition or in this Agreement, the Parent Group, either individually or collectively, shall not be deemed to be a ‘Beneficial Owner’ of, to have ‘Beneficial Ownership’ of, or to ‘beneficially own’, any securities solely by virtue of or as a result of any Exempted Transaction.”

4.	The definition of “Expiration Date” set forth in Section 1 of the Rights Agreement is hereby amended to read in its entirety:

“‘Expiration Date’ shall mean the earlier of (a) the Close of Business on the first anniversary of the date of this Rights Agreement and (b) the point in time immediately prior to the Effective Time, but only if such Effective Time shall occur”.

5.	The definition of “Distribution Date” set forth in Section 3(b) of the Rights Agreement is hereby amended to read in its entirety:

“the Close of Business on the earlier of such dates being the “Distribution Date, provided that, notwithstanding anything to the contrary in this Section 3(b) or in this Agreement, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction or the public announcement thereof.”

6.	Section 28 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“(d)  Nothing in this Agreement shall be construed to give any holder of Rights (including, prior to the Distribution Date, registered holders of the Common Shares or Class B Common Shares) or any Person any legal or equitable right, remedy or claim under this Agreement by virtue of or in connection with any Exempted Transaction.”

7.	Section 24 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“(c)  At the Expiration Date, (i) this Agreement shall be terminated and be without any further force or effect, (ii) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (iii) the holders of the Rights (including, prior to the Distribution Date, registered holders of the Common Shares or Class B Common Shares) shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire any securities of the Company.”

8.
The Company shall give the Rights Agent reasonable advance notice of the Effective Time; provided, however, that if the Company is the surviving corporation under the Merger Agreement, the Company shall give the Rights Agent prompt written notice of the Effective Time.

9.	The Exhibits to the Rights Agreement shall be deemed restated to reflect this Amendment No. 1, mutatis mutandis.

10.	The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

11.
This Amendment shall be effective upon execution by the parties hereto and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

12.
This Amendment may be executed in any number of counterparts and each of such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

13.
The Rights Agent shall not be subject to, nor be required to interpret or comply with, nor determine if any Person has complied with, the Merger Agreement, even though reference thereto may be made in this Amendment No. 1 or the Rights Agreement.

14.	By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

THE PEPSI BOTTLING GROUP, INC.,

by
/s/ David Yawman
Name: David Yawman
Title: V.P. Associate General Counsel & Assistant Secretary

MELLON INVESTOR SERVICES LLC,
as Rights Agent
by
/s/ Vincent C. Graffeo
Name: Vincent C. Graffeo
Title: Vice President

[Amendment No. 1 to Rights Agreement]

5